EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2019 Results

EDINBURG, Va., Oct. 31, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announced third quarter results, an increase in its cash dividend, a share repurchase program, and commencement of its Fiber to the Home service.

Highlights

  Free cash flow of $35.9 million in the third quarter 2019 and $86.4 million for year to date 2019.
  Record third quarter Wireless postpaid net additions of 11,698.
  Dividend to increase 7.4% to $0.29 per share representing the 7th consecutive year of an annual increase.
  Authorization of $80 million for a share repurchase program.
  Launch of Fiber to the Home ("FTTH") business with initiation of Glo Fiber service in Harrisonburg, Virginia.

"Our company’s growth was led by record net additions of Wireless postpaid services in the quarter. The commencement of Glo Fiber service in Harrisonburg reflects the start of our latest growth initiative as we continue to expand our footprint and service offerings,” said President and CEO Christopher E. French. “We continue to generate strong free cash flow, which along with our solid operating results, enables us to return value to our shareholders with both an increase in our cash dividend and initiation of a share repurchase program. The continuing dispute over the travel fee with Sprint caused uneven financial results, but we have triggered the dispute resolution process with Sprint which we expect will lead to a resolution by early 2020."

Please refer to our Third Quarter 2019 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with U.S. generally accepted accounting principles. Please refer to additional information for non-GAAP measures provided herein.

Consolidated Third Quarter 2019 Results

  Operating revenue in the third quarter of 2019 was $155.2 million compared with $158.7 million in the third quarter of 2018 driven by continued dispute of the travel fee with Sprint in the Wireless segment, partially offset by growth in the Cable segment.
  Adjusted OIBDA in the third quarter of 2019 was $62.8 million compared with $69.5 million in the third quarter of 2018 due to a decline in the Wireless segment.
  Operating income for the third quarter 2019 was $25.4 million compared with $28.3 million in the third quarter of 2018.
  Net income in the third quarter of 2019 was $14.4 million or $0.29 per diluted share compared with $15.5 million or $0.31 per diluted share in the third quarter of 2018.

Wireless

  Shentel's network served 823,417 wireless postpaid subscribers at September 30, 2019, representing an increase of 4.8% compared with 785,537 subscribers as of September 30, 2018. Third quarter 2019 postpaid gross adds increased 25.7% to 60,477 and churn increased 15 basis points to 1.99% compared to third quarter 2018.  At September 30, 2019, tablets and data devices represented 11.0% of the postpaid base.
  Shentel's network served 271,551 wireless prepaid subscribers at September 30, 2019, representing an increase of 6.3% compared with 255,462 subscribers as of September 30, 2018. Third quarter 2019 prepaid churn was 4.38%, representing an improvement of 24 basis points compared with the prior year.
  Wireless operating revenue decreased $5.7 million to $110.4 million for the third quarter of 2019 from $116.1 million in the third quarter of 2018. Sprint travel Revenue declined $4.5 million due to the continuing dispute over the resetting of the travel fee.  Subscriber revenue declined $1.1 million from the third quarter 2018 due to a combination of higher contract asset amortization from higher gross adds over the past year, reduced variable revenue resulting from increased bad debt write-offs in the West Virginia market, lower postpaid Average Revenue Per User ("ARPU") of $1.67, partially offset by an increase of 37,880 postpaid subscribers.
  Wireless operating expenses in the third quarter of 2019 were $86.7 million compared to $88.7 million in the third quarter of 2018. This decrease was primarily due to a $3.2 million decline in depreciation and amortization expense as certain assets acquired from nTelos became fully depreciated and $1.7 million in lower advertising, offset by $2.8 million in higher tower rents due to an increase of 132 cell sites in our network.
  Wireless Adjusted OIBDA in the third quarter of 2019 was $50.9 million, compared with $57.7 million for the third quarter of 2018.
  Wireless operating income in the third quarter of 2019 was $23.7 million, compared with $27.4 million for the third quarter of 2018.

Cable

  Total Revenue Generating Units ("RGUs") as of September 30, 2019 were 150,191, representing an increase of 3% and includes the addition of approximately 4,800 RGUs obtained through the Big Sandy acquisition that occurred in the first quarter of 2019.  Please note that we have changed the computation of bulk RGUs to conform to industry standards.  Revised RGUs for current and past periods are presented in the supplemental information in this earnings release.
  Cable operating revenue for the third quarter of 2019 was $35.1 million, representing an increase of 9.1% from $32.2 million in the third quarter of 2018. The increase was primarily attributable to a full quarter of results from the Big Sandy acquisition and growth in ARPU from an increase in video rates.
  Cable operating expenses in the third quarter of 2019 were $28.8 million, representing an increase of 9.3% from $26.3 million for the third quarter of 2018. The increase was primarily due to $0.8 million of expenses incurred that were associated with starting our FTTH product offering, higher repair and maintenance expenses of $0.8 million associated with maintaining our growing network, higher sales and marketing expenses of $0.6 million and $0.2 million in higher programming costs. We expect to continue to incur expenses related to the initiation of FTTH in select markets, in advance of generating revenue from this new product.
  Cable Adjusted OIBDA for the third quarter of 2019 was $12.5 million, representing an increase of 4.9% from $11.9 million for the third quarter of 2018.
  Cable operating income for the third quarter of 2019 was $6.3 million, representing an increase of 7.9% from $5.8 million for the third quarter of 2018.

Wireline

  Wireline operating revenue for the third quarter of 2019 was $19.1 million, representing a decrease of $0.5 million from $19.6 million in the third quarter of 2018. The decrease in operating revenue was primarily attributable to the timing of receiving regulatory support funds.  Cable and fiber revenues grew 11.8% to offset the 8.3% decline in RLEC revenues.
  Wireline operating expenses in the third quarter of 2019 were $14.2 million, consistent with operating expenses in the third quarter of 2018.
  Wireline Adjusted OIBDA for the third quarter of 2019 was $8.0 million, representing a decrease of $0.6 million from $8.6 million in the third quarter of 2018.
  Wireline operating income for the third quarter of 2019 was $4.9 million, representing a decrease of $0.2 million from $5.1 million in the third quarter of 2018.

Other Information

  Capital expenditures were $107.0 million for the nine months ended September 30, 2019 compared with $92.3 million in the comparable 2018 period due to a $6.0 million increase in Wireless spending to support the expansion of the network and an $8.7 million increase in Cable segment spending required to support the launch of our FTTH initiative.
  Outstanding debt at September 30, 2019 totaled $740.6 million compared with $760.5 million and $785.2 million as of June 30, 2019 and December 31, 2018, respectively.  As of September 30, 2019, the Company had liquidity of approximately $172.4 million, including $75.0 million of revolving line of credit availability.  Our interest rate decreased by 25 basis points starting in September 2019 as our net leverage ratio declined below the lowest threshold as defined in our credit facility resulting in approximately $1.8 million of expected annual savings.

Conference Call and Webcast

Teleconference Information:

Date: October 31, 2019
Time: 8:30 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 6872816

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through December 7, 2019 by calling (855) 859-2056.

About Shenandoah Telecommunications
Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
      Shenandoah Telecommunications Company
      Jim Volk
      Senior Vice President - Chief Financial Officer
      540-984-5168
      Jim.Volk@emp.shentel.com

Or
      John Nesbett/Jennifer Belodeau
      IMS Investor Relations
      203-972-9200
      jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenue:
Service revenue and other	$138,832	$142,768	$424,122	$419,819
Equipment revenue	16,320	15,963	48,787	49,551
Total operating revenue	155,152	158,731	472,909	469,370
Operating expenses:
Cost of services	50,164	47,886	149,179	146,362
Cost of goods sold	15,825	15,036	46,336	46,007
Selling, general and administrative	27,178	27,452	83,070	86,117
Depreciation and amortization	36,626	40,028	120,158	124,632
Total operating expenses	129,793	130,402	398,743	403,118
Operating income	25,359	28,329	74,166	66,252
Other income (expense):
Interest expense	(7,505)	(9,001)	(22,981)	(27,184)
Other	1,099	1,054	3,562	2,882
Income before income taxes	18,953	20,382	54,747	41,950
Income tax expense	4,599	4,848	13,333	10,207
Net income	$14,354	$15,534	$41,414	$31,743

Net income per share, basic and diluted:
Basic net income per share	$0.29	$0.31	$0.83	$0.64
Diluted net income per share	$0.29	$0.31	$0.83	$0.63
Weighted average shares outstanding, basic	49,857	49,559	49,827	49,527
Weighted average shares outstanding, diluted	50,129	50,117	50,110	50,044

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2019	December 31, 2018

Cash and cash equivalents	$97,415	$85,086
Other current assets	124,225	125,116
Total current assets	221,640	210,202

Investments	11,851	10,788
Property, plant and equipment, net	688,516	701,359
Intangible assets, net	328,831	366,029
Goodwill	149,070	146,497
Operating lease right-of-use assets	400,489	—
Deferred charges and other assets	50,469	49,891
Total assets	$1,850,866	$1,484,766

Total current liabilities	$132,055	$88,539
Long-term debt, less current maturities	696,378	749,624
Other liabilities	546,579	204,356
Total shareholders’ equity	475,854	442,247
Total liabilities and shareholders’ equity	$1,850,866	$1,484,766

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$41,414	$31,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	104,503	106,002
Amortization	15,655	18,630
Accretion of asset retirement obligations	1,093	710
Bad debt expense	1,215	1,362
Stock based compensation expense, net of amount capitalized	3,158	4,578
Deferred income taxes	4,999	(1,989)
Other adjustments	(439)	1,060
Changes in assets and liabilities	21,861	26,704
Net cash provided by operating activities	193,459	188,800

Cash flows from investing activities:
Acquisition of property, plant and equipment	(107,038)	(92,309)
Cash disbursed for acquisition, net of cash acquired	(10,000)	(52,000)
Cash disbursed for FCC spectrum licenses	(16,742)	—
Proceeds from sale of assets	156	539
Net cash used in investing activities	(133,624)	(143,770)

Cash flows from financing activities:
Principal payments on long-term debt	(44,666)	(46,375)
Proceeds from revolving credit facility borrowings	—	15,000
Principal payments on revolving credit facility	—	(15,000)
Proceeds from exercises of stock option	81	—
Taxes paid for equity award issuances	(2,912)	(2,033)
Other	(9)	—
Net cash used in financing activities	(47,506)	(48,408)
Net increase (decrease) in cash and cash equivalents	12,329	(3,378)
Cash and cash equivalents, beginning of period	85,086	78,585
Cash and cash equivalents, end of period	$97,415	$75,207

Non-GAAP Financial Measures

Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Adjusted OIBDA

Three Months Ended September 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$23,731	$6,296	$4,927	$(9,595)	$25,359
Depreciation and amortization	27,200	6,226	3,077	123	36,626
OIBDA	50,931	12,522	8,004	(9,472)	61,985
Share-based compensation expense	—	—	—	851	851
Adjusted OIBDA	$50,931	$12,522	$8,004	$(8,621)	$62,836

Three Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$27,352	$5,834	$5,122	$(9,979)	$28,329
Depreciation and amortization	30,363	6,102	3,435	128	40,028
OIBDA	57,715	11,936	8,557	(9,851)	68,357
Share-based compensation expense	—	—	—	1,171	1,171
Adjusted OIBDA	$57,715	$11,936	$8,557	$(8,680)	$69,528

Nine Months Ended September 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$71,092	$18,785	$14,367	$(30,078)	$74,166
Depreciation and amortization	90,469	19,239	10,057	393	120,158
OIBDA	161,561	38,024	24,424	(29,685)	194,324
Share-based compensation expense	—	—	—	3,158	3,158
Adjusted OIBDA	$161,561	$38,024	$24,424	$(26,527)	$197,482

Nine Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$66,870	$17,444	$14,687	$(32,749)	$66,252
Depreciation and amortization	95,853	18,305	10,069	405	124,632
OIBDA	162,723	35,749	24,756	(32,344)	190,884
Share-based compensation expense	—	—	—	4,578	4,578
Adjusted OIBDA	$162,723	$35,749	$24,756	$(27,766)	$195,462

Segment Results

Three Months Ended September 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$91,108	$30,829	$5,446	$—	$—	$127,383
Equipment revenue	15,975	292	53	—	—	16,320
Tower revenue	1,660	—	—	—	—	1,660
Other revenue	395	2,392	7,002	—	—	9,789
Total external revenue	109,138	33,513	12,501	—	—	155,152
Internal revenue	1,290	1,591	6,643	—	(9,524)	—
Total operating revenue	110,428	35,104	19,144	—	(9,524)	155,152
Operating expenses
Cost of services	34,044	15,790	9,104	—	(8,774)	50,164
Cost of goods sold	15,571	156	98	—	—	15,825
Selling, general and administrative	9,882	6,636	1,938	9,472	(750)	27,178
Depreciation and amortization	27,200	6,226	3,077	123	—	36,626
Total operating expenses	86,697	28,808	14,217	9,595	(9,524)	129,793
Operating income (loss)	$23,731	$6,296	$4,927	$(9,595)	$—	$25,359

Three Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$96,299	$28,578	$5,443	$—	$—	$130,320
Equipment revenue	15,666	234	63	—	—	15,963
Tower revenue	1,639	—	—	—	—	1,639
Other revenue	1,232	2,104	7,473	—	—	10,809
Total external revenue	114,836	30,916	12,979	—	—	158,731
Internal revenue	1,263	1,266	6,643	—	(9,172)	—
Total operating revenue	116,099	32,182	19,622	—	(9,172)	158,731
Operating expenses
Cost of services	32,253	14,837	9,266	(12)	(8,458)	47,886
Cost of goods sold	14,940	78	19	(1)	—	15,036
Selling, general and administrative	11,191	5,331	1,780	9,864	(714)	27,452
Depreciation and amortization	30,363	6,102	3,435	128	—	40,028
Total operating expenses	88,747	26,348	14,500	9,979	(9,172)	130,402
Operating income (loss)	$27,352	$5,834	$5,122	$(9,979)	$—	$28,329

Nine Months Ended September 30, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$282,533	$91,250	$16,489	$—	$—	$390,272
Equipment revenue	47,814	817	156	—	—	48,787
Tower revenue	4,985	—	—	—	—	4,985
Other revenue	1,060	6,895	20,910	—	—	28,865
Total external revenue	336,392	98,962	37,555	—	—	472,909
Internal revenue	3,830	4,541	20,025	—	(28,396)	—
Total operating revenue	340,222	103,503	57,580	—	(28,396)	472,909
Operating expenses
Cost of services	101,085	47,138	27,234	—	(26,278)	149,179
Cost of goods sold	45,740	443	153	—	—	46,336
Selling, general and administrative	31,836	17,898	5,769	29,685	(2,118)	83,070
Depreciation and amortization	90,469	19,239	10,057	393	—	120,158
Total operating expenses	269,130	84,718	43,213	30,078	(28,396)	398,743
Operating income (loss)	$71,092	$18,785	$14,367	$(30,078)	$—	$74,166

Nine Months Ended September 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$284,154	$85,797	$16,052	$—	$—	$386,003
Equipment revenue	48,859	537	155	—	—	49,551
Tower revenue	4,934	—	—	—	—	4,934
Other revenue	1,963	6,276	20,643	—	—	28,882
Total external revenue	339,910	92,610	36,850	—	—	469,370
Internal revenue	3,746	3,394	21,591	—	(28,731)	—
Total operating revenue	343,656	96,004	58,441	—	(28,731)	469,370
Operating expenses
Cost of services	99,491	45,118	28,441	—	(26,688)	146,362
Cost of goods sold	45,749	197	61	—	—	46,007
Selling, general and administrative	35,693	14,940	5,183	32,344	(2,043)	86,117
Depreciation and amortization	95,853	18,305	10,069	405	—	124,632
Total operating expenses	276,786	78,560	43,754	32,749	(28,731)	403,118
Operating income (loss)	$66,870	$17,444	$14,687	$(32,749)	$—	$66,252

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers:

	September 30, 2019	September 30, 2018
Retail PCS subscribers - postpaid	823,417	785,537
Retail PCS subscribers - prepaid	271,551	255,462
PCS market POPS (000) (1)	7,227	7,024
PCS covered POPS (000) (1)	6,294	5,921
CDMA base stations (sites)	1,920	1,788
Towers owned	221	193
Cell site leases	203	192

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018 (2)
Gross PCS subscriber additions - postpaid	60,477	48,111	164,123	135,817
Net PCS subscriber additions - postpaid	11,698	4,879	28,241	48,940
Gross PCS subscriber additions - prepaid	38,014	38,486	112,746	112,437
Net PCS subscriber additions - prepaid	2,512	3,408	12,847	29,640
PCS average monthly retail churn % - postpaid	1.99%	1.84%	1.87%	1.80%
PCS average monthly retail churn % - prepaid	4.38%	4.62%	4.17%	4.42%

_______________________________________________________

  "POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreement, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data.
  Beginning February 1, 2018 includes Richmond Expansion Area except for gross PCS subscriber additions.

Except for gross additions, the subscriber statistics above include the Richmond Expansion Area as follows:

February 1, 2018
Expansion Area
PCS subscribers - postpaid	38,343
PCS subscribers - prepaid	15,691
Acquired PCS market POPS (000)	1,082
Acquired PCS covered POPS (000)	602
Acquired CDMA base stations (sites)	105

The following table indicates selected operating statistics of Cable and Wireline:

	September 30, 2019			September 30, 2018
	Cable	Wireline	Total	Cable	Wireline	Total
Cable homes passed (1)	189,762	16,500	206,262	185,119	16,500	201,619

Cable customer relationships (2)	39,195	4,249	43,444	41,807	5,300	47,107
Non-cable customers	45,564	13,429	58,993	37,619	13,538	51,157
Total cable customer relationships	84,759	17,678	102,437	79,426	18,838	98,264

Video RGUs:
RGUs former methodology	41,331	4,438	45,769	44,093	4,796	48,889
Bulk adjustment	8,632	614	9,246	9,624	817	10,441
RGUs revised methodology (3)	49,963	5,052	55,015	53,717	5,613	59,330
Penetration (4)	26.3%	30.6%		29.0%	34.0%
Digital video penetration (5)	95.9%	100.0%		77.8%	100.0%

Broadband RGUs:
RGUs former methodology	73,557	14,061	87,618	67,089	14,734	81,823
Less: Rural Local Exchange Carrier ("RLEC")	—	(8,112)	(8,112)	—	(9,625)	(9,625)
Bulk adjustment	2,601	306	2,907	1,939	(456)	1,483
RGUs revised methodology (3)	76,158	6,255	82,413	69,028	4,653	73,681
Penetration (4)	40.1%	37.9%		37.3%	28.2%

Voice RGUs:
RGUs former methodology	23,636	19,135	42,771	23,268	17,786	41,054
Less: RLEC	—	(14,594)	(14,594)	—	(15,002)	(15,002)
Bulk adjustment	434	2,345	2,779	504	105	609
RGUs revised methodology (3)	24,070	6,886	30,956	23,772	2,889	26,661
Penetration (4)	12.7%	41.7%		12.8%	17.5%

Total RGUs former methodology	138,524	37,634	176,158	134,450	37,316	171,766
Less: RLEC	—	(22,706)	(22,706)	—	(24,627)	(24,627)
Bulk adjustment	11,667	3,265	14,932	12,067	466	12,533
Total RGUs revised methodology	150,191	18,193	168,384	146,517	13,155	159,672

RLEC homes passed	—	25,495	25,495	—	25,457	25,457
RLEC RGUs:
Data RLEC	—	8,112	8,112	—	9,625	9,625
Penetration (4)	—	31.8%		—	37.8%
Voice RLEC	—	14,594	14,594	—	15,002	15,002
Penetration (4)	—	57.2%		—	58.9%
Total RLEC RGUs	—	22,706	22,706	—	24,627	24,627

Average revenue generating units	150,022	17,851	167,873	145,516	12,058	157,574
Fiber route miles	3,678	2,186	5,864	3,436	2,112	5,548
Total fiber miles (6)	147,331	164,371	311,702	134,411	158,526	292,937

_____________________________

  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
  Customer relationships represent the number of billed customers who receive at least one of our services.
  As of September 30, 2019, the Company revised its methodology for counting RGUs associated with hotels, multiple dwelling units ("MDUs") and certain commercial customers.  We now count each dwelling or unit of service as a separate RGU.  Prior year information has been recast to reflect our revised methodology.  Previously we counted RGUs on an equivalent basis consistent with carriage fee practices.
  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
  Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows the components of free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$63,827	$61,656	$193,459	$188,800
Less: Capital expenditures	27,914	29,987	107,038	92,309
Free cash flow	$35,913	$31,669	$86,421	$96,491

Free cash flow is a non-GAAP financial measure that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Free cash flow is calculated by subtracting capital expenditures from net cash provided by operating activities. We believe it is a more conservative measure of our cash flow since purchases of fixed assets are necessary for ongoing operations and expansion. Free Cash Flow is utilized by our management, investors and analysts to evaluate cash available that may be used to pay scheduled principal payments on our debt obligations and provide further investment in the business.